Exhibit 10.1

Amended and Restated

Project 500 Program

PROJECT 500 AWARDS UNDER

SIX FLAGS ENTERTAINMENT CORPORATION

LONG-TERM INCENTIVE PLAN

Overview

The objective of the Project 500 Awards under the Six Flags Entertainment Corporation Long-Term Incentive Plan (“Project 500 Awards”) is to provide management with an equity incentive to achieve $500 million of Modified EBITDA in a calendar year (the “EBITDA Target”) by December 31, 2015.  An aggregate of 1,400,000 shares would be issued if the EBITDA Target is achieved in calendar 2015, to the extent provided in the applicable Project 500 Awards agreement.

The Project 500 Awards provide management with incentive to reach the EBITDA Target earlier by providing:  (a) a 15% early achievement bonus (1,610,000 total shares) if the EBITDA Target is met for calendar year 2014, (b) a 35% early achievement bonus (1,890,000 total shares) if the EBITDA Target is met for calendar year 2013 and (c) a 50% early achievement bonus (2,100,000 total shares) if the target EBITDA is met for calendar year 2012, all to the extent provided in the applicable Project 500 Awards agreement.

A minimum achievement hurdle of 95% ($475 million) applies and any overperformance above $475 million would be credited to the immediately subsequent calendar year.

The terms and conditions of the Project 500 Awards are set forth in a separate Project 500 Awards agreement that shall apply in the event of any conflict with this Overview.